EXHIBIT 99.1

Investor Relations contact: Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com Media Relations contact: Jamie Falkowski Tel: 415-278-7942 media_relations@gymboree.com

The Gymboree Corporation Reports First Quarter 2008 Results

San Francisco, Calif., May 21, 2008 - The Gymboree Corporation (NASDAQ: GYMB) today reported earnings of $25.0 million or $0.86 per diluted share for the first fiscal quarter ended May 3, 2008. This compares to earnings of $20.9 million or $0.67 per diluted share for the same period of the prior year.

“I am very pleased with our financial performance in the first quarter,” said Matthew McCauley, Chairman and Chief Executive Officer. “Despite the challenging retail environment, we were able to deliver close to a 30% increase in earnings per share. Looking forward, we are not anticipating the macro-environment to change significantly and we are continuing to focus on our strategies of acquiring new customers, expanding our store base and controlling expenses to grow earnings.”

Net sales from retail operations for the fiscal quarter ended May 3, 2008, totaled $238.9 million, a 16% increase over the $206.7 million in net sales from retail operations for the first fiscal quarter of the prior year. As previously reported, comparable store sales from retail operations for the first fiscal quarter increased 4% over the same period last year. Total net sales for the first fiscal quarter were $242.1 million, an increase of 16% compared to total net sales of $209.3 million for the first fiscal quarter last year.

Business Outlook

For the second fiscal quarter of 2008, the Company expects a low single digit comparable store sales increase over the same period of the prior year. The Company continues to expect earnings for the second fiscal quarter in the range of $0.18 to $0.20 per diluted share. For the full fiscal year 2008, the Company expects net income to be in the range of $3.10 to $3.15 per diluted share.

Management Presentation

The live broadcast of the discussion of first quarter 2008 earnings results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, May 21, 2008. To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.” A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, May 28, 2008, at 800-642-1687, passcode 32812217, as well as archived on our Web site at the same location as the live Web cast.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of May 3, 2008, the Company operated a total of 811 retail stores: 604 Gymboree® stores (574 in the United States and 30 in Canada), 96 Gymboree Outlet stores, 95 Janie and Jack® shops and 16 Crazy 8™ stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 588 franchised and Company-operated centers in the United States and 29 other countries.

Forward-Looking Statements

The foregoing financial information for the first fiscal quarter ended May 3, 2008, is un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 2, 2008. These forward-looking statements reflect The Gymboree Corporation’s expectations as of May 21, 2008. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Crazy 8 is a trademark of The Gymboree Corporation.

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EXHIBIT A
THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	May 3,	May 5,
	2008	2007
Net sales:
Retail	$238,917	$206,721
Play & Music	3,187	2,579
Total net sales	242,104	209,300
Cost of goods sold, including
buying and occupancy expenses	(118,686)	(105,500)
Gross profit	123,418	103,800
Selling, general and administrative expenses	(81,825)	(70,193)
Operating income	41,593	33,607
Other income	280	1,118
Income before income taxes	41,873	34,725
Income tax expense	(16,836)	(13,870)
Net income	$25,037	$20,855

Net income per share:
Basic	$0.91	$0.70
Diluted	$0.86	$0.67

Weighted average shares outstanding:
Basic	27,543	29,996
Diluted	28,953	31,263

Operating Data:
Stores Open at the Beginning of the Period	786	698
New Stores	25	25
Closed Stores	-	(3)
Stores Open at the End of the Period	811	720

Gross Store Square Footage	1,570,000	1,364,000
Merchandise Inventories per Square Foot	$61	$62

Supplemental Financial Information
Depreciation and amortization	$8,405	$7,194
Interest income, net	$237	$1,094
Stock-based compensation	$4,510	$2,678

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 3,	February 2,	May 5,
	2008	2008	2007
Current Assets
Cash and cash equivalents	$58,052	$33,313	$27,797
Marketable securities	-	-	66,475
Accounts receivable	22,840	12,640	21,997
Merchandise inventories	95,557	119,523	84,975
Prepaid expenses and deferred taxes	24,321	23,748	19,569
Total current assets	200,770	189,224	220,813

Property and Equipment, net	191,669	185,357	165,465
Lease Rights, Deferred Taxes and Other Assets	22,189	22,603	14,733

Total Assets	$414,628	$397,184	$401,011

Current Liabilities
Accounts payable	$30,286	$52,915	$29,360
Accrued liabilities	66,587	70,282	79,908
Income tax payable	8,273	7,989	7,803
Total current liabilities	105,146	131,186	117,071

Long Term Liabilities
Deferred rent and other liabilities	66,615	57,703	60,120

Stockholders' Equity	242,867	208,295	223,820

Total Liabilities and Stockholders' Equity	$414,628	$397,184	$401,011